Exhibit 99.1

SEALY REPORTS A 7.7% INCREASE IN FIRST QUARTER 2003 NET INCOME

HIGH POINT, North Carolina (April 16, 2003) – Sealy Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal first quarter ending March 2, 2003.

For the quarter, Sealy reported net sales of $288.3 million, a decrease of 1.2% from $291.8 million for the same period a year ago. Net income was up 7.7% to $9.1 million, compared with $8.4 million a year earlier. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $38.2 million, compared with $39.0 million a year earlier.

Reported net sales reflect Sealy’s adoption of Financial Accounting Standards Board Emerging Issues Task Force (EITF) 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product.” Under EITF 01-09, cash consideration is a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. Historically, Sealy classified costs such as volume rebates and promotional money as marketing and selling expenses. These costs are now classified as a reduction of revenue. This had the effect of reducing net sales and selling, general and administrative (SG&A) expenses each by $11.6 million for quarter the ended March 2, 2003 and by $9.1 million for the quarter ended March 3, 2002. These changes did not affect the Company’s financial position or results of operations.

“In spite of the challenging economic environment and the restructuring of Mattress Discounters, we are pleased with our operating results in the first quarter,” said David J. McIlquham, Sealy’s president and chief executive officer. “In addition to a solid first three months, since the end of the first quarter, Mattress Discounters emerged from bankruptcy and the Company subsequently sold its interests in Mattress Discounters to an affiliate of Bain Capital for approximately $13.6 million, which represented a slight gain” said McIlquham.

Last week at the April High Point Furniture Market, the Company launched its new Sealy Posturepedic line, this represents Sealy’s first branded offering with a one-sided design. The new design features an industry-first UniCased™ Construction that optimizes the performance of the Posturepedic innerspring by creating a stable feel and providing uniform comfort across the entire mattress. “The new Sealy Posturepedic was developed after extensive product development and consumer research, and we are extremely excited about this great new line,” said Dave McIlquham. “The UniCased Construction, exclusive to Sealy, resembles the unibody construction found in most automobiles today. Sealy has thermo-bonded our internal edge support and base to create a stable, integrated unit around the innerspring. The end result is a new design that creates the most comfortable bed available. You can see and feel the difference as soon as you lie down on it.”

Sealy is the largest bedding manufacturer in the world with net sales of $1.2 billion in 2002. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Sealy Posturepedic Crown Jewel ®, Stearns & Foster ®, and Bassett ®

brands. Sealy employs more than 6,000 individuals, has 30 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Tuesday April 22, 2003 at 1 pm. The dial-in number is: 800-992-0960 (Domestic), 850-429-1097 (International), ID #: SEALY.

Selected Consolidated Unaudited Financial Data

(Dollars in thousands)

	For the quarter ended March 2, 2003	For the quarter ended March 3, 2002
INCOME STATEMENT DATA:
Net Sales	$288,311	$291,773
Gross Profit	$122,956	$126,763
Net Income	$9,093	$8,446
OTHER DATA:
EBITDA[1]	$38,176	$39,032
Capital Expenditures, net	$2,316	$3,444

1 For a description of the components of EBITDA, see the table included later in this release.

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands)

	March 2, 2003	December 1, 2002*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,253	$27,443
Accounts receivable—Non-affiliates, net	200,780	164,742
Accounts receivable—Affiliates, net	4,624	3,753
Inventories	54,317	53,387
Prepaid expenses, deferred taxes and other current assets	40,314	42,698

	315,288	292,023
Property, plant and equipment—at cost	285,383	280,626
Less: accumulated depreciation	(112,009)	(106,701)

	173,374	173,925
Other assets:
Goodwill	377,787	374,946
Other intangibles, net	5,085	5,078
Long-term notes receivable	12,022	12,022
Investments in and advances to affiliates	12,950	12,950
Debt issuance costs, net, and other assets	36,470	34,004

	444,314	439,000

	$932,976	$904,948

Liabilities and Stockholders’ (Deficit)
Current liabilities:
Current portion of long-term obligations	$41,487	$33,338
Accounts payable	78,014	69,090
Accrued interest	11,265	14,263
Accrued incentives and advertising	50,334	41,530
Accrued compensation	13,964	24,482
Other accrued expenses	46,298	43,497

	241,362	226,200
Long-term obligations, net	720,500	719,896
Other noncurrent liabilities	49,215	46,805
Deferred income taxes	23,357	27,787
Stockholders’ (deficit) equity:
Common stock	323	321
Additional paid-in capital	146,225	146,140
Accumulated deficit	(210,673)	(219,766)
Accumulated other comprehensive loss	(24,269)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(101,458)	(115,740)

	$932,976	$904,948

* Condensed from audited financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended
	March 2, 2003	March 3, 2002
Net sales—Non-affiliates	$277,403	$253,184
Net sales—Affiliates	10,908	38,589

Total net sales	288,311	291,773
Cost of goods sold—Non-affiliates	159,465	143,961
Cost of goods sold—Affiliates	5,890	21,049

Total cost of goods sold	165,355	165,010

Gross Profit	122,956	126,763
Selling, general and administrative	92,657	93,686
Stock based compensation	540	574
Amortization of intangibles	260	173
Royalty income, net	(2,713)	(2,487)

Income from operations	32,212	34,817
Interest expense	17,077	19,256
Other (income) expense, net	(296)	1,216

Income before income tax expense	15,431	14,345
Income tax expense	6,338	5,899

Net income	$9,093	$8,446

SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

(unaudited)

	Quarter Ended
	March 2, 2003	March 3, 2002
Net cash (used in) provided by operating activities	$(15,712)	$26,548

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(2,316)	(3,444)
Advances to affiliate	—	(12,500)
Purchase of business, net of cash acquired	—	(186)

Net cash used in investing activities	(2,316)	(16,130)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)
Proceeds from long-term obligations, net	6,912	2,105
Equity issuances	87	316
Debt issuance costs	(1,161)	—

Net cash provided by financing activities	5,838	1,620
Change in cash and cash equivalents	(12,190)	12,038
Cash and cash equivalents:
Beginning of period	27,443	12,010

End of period	$15,253	$24,048

The following table sets forth a reconciliation of EBITDA to net income for the quarters ended March 2, 2003 and March 3, 2002. EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item and cumulative effect of change in accounting principle. EBITDA is presented because it is a widely accepted financial indicator of a company’s ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

	For the Quarter Ended March 2, 2003	For the Quarter Ended March 3, 2002
EBITDA:
Net income	$9,093	$8,446
Interest	17,077	19,256
Depreciation	5,408	5,258
Amortization	260	173
Income taxes	6,338	5,899

EBITDA	$38,176	$39,032